September 9, 1996


             Securities and Exchange Commission
             Washington, DC 20549

             Ladies and Gentlemen:

             We were previously principal accountants for Citizens Bancshares Corporation and, under the date of February 9, 1996, we reported on the consolidated financial statements of Citizens Bancshares Corporation and subsidiaries as of and for the years ended December 31, 1995 and 1994. On September 3, 1996 our appointment as principal accountants was terminated. We have read Citizens Bancshares Corporation's statements included under item 4 of its Form 8-K dated September 6, 1996 and we agree with such statements, except that we are not in a position to agree or disagree with Citizens Bancshares Corporation's statements under item 4(a)(iii) and the statements under item 4(b)(I) regarding new independent accountants.


                            Very truly yours,

                            KPMG Peat Marwick LLP